Exhibit (h)(65)

                  ADMINISTRATIVE SERVICES AGREEMENT SUPPLEMENT

                               The RBB Fund, Inc.

                              Baker 500 Growth Fund

         This supplemental agreement is entered into this 28th day of January, 2003, by and between THE RBB FUND, INC. (the "Company") and PFPC DISTRIBUTORS, INC. ("PFPC Distributors").

         The Company is a corporation organized under the laws of the State of Maryland and is an open-end management investment company. The Company and PFPC Distributors have entered into a Administrative Services Agreement, dated as of May 29, 1998 (as from time to time amended and supplemented, the "Administrative Services Agreement"), pursuant to which PFPC Distributors has undertaken to provide certain administrative services to certain of the Company's portfolios and classes, as more fully set forth therein.

         The Company agrees with PFPC Distributors as follows:

         1. ADOPTION OF ADMINISTRATIVE SERVICES AGREEMENT. The Administrative Services Agreement is hereby adopted for the Class S Shares and Institutional Class Shares of Common Stock of the Baker 500 Growth Fund of the Company.

         2. PAYMENT OF FEES. For all services to be rendered, facilities furnished and expenses paid or assumed by PFPC Distributors as provided in the Administrative Services Agreement and herein, the Company will pay PFPC Distributors, with respect to the Portfolio, monthly fees as shall be agreed upon from time to time by the Company and PFPC Distributors.

         3. COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         IN WITNESS WHEREOF, the undersigned have entered into this Agreement, intending to be legally bound hereby, as of the date and year first above written.

         THE RBB FUND, INC.                    PFPC DISTRIBUTORS, INC.

        By:          /S/ EDWARD J. ROACH         By:        /S/ BRUNO DISTEFANO
                     -------------------                    -------------------

        Name:        Edward J. Roach             Name:      Bruno DiStefano

        Title:       President                   Title:     Vice President